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                                                                       EXHIBIT 3

                                [BBH LETTERHEAD]

                                           June 4, 2003

GMO Trust
40 Rowes Wharf
Boston, MA 02110

Re: Custodian Agreement (the "Agreement"), dated as of June 29, 2001, between GMO Trust (the "Trust"), on behalf of certain series of the Trust as set forth in the Agreement (each, a "Fund"), and Brown Brothers Harriman & Co. (the "Custodian").

Ladies and Gentlemen:

         Pursuant to Section 12.3 of the Agreement, this letter is intended to supplement the Agreement in connection with recently adopted amendments to Rule 17f-4 under the Investment Company Act of 1940, as amended ("Rule 17-4"), governing investment companies' use of securities depositories. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement. The terms "financial assets," "securities entitlements," "securities intermediary," "securities depository," and "intermediary custodian," as used herein, shall have the same meaning as when such terms are used in Rule 17f-4.

         The Custodian hereby agrees to the following:

         (1) In addition to, and not in lieu of, any standard of care set forth in the Agreement, the Custodian shall be obligated to exercise due care in accordance with reasonable commercial standards when placing and maintaining financial assets corresponding to a Fund's securities entitlements with a securities depository or an intermediary custodian;

         (2) In addition to the Custodian's obligations under Section 11 of the Agreement, the Custodian shall provide, promptly upon request by the Trust, such reports as are available regarding its internal accounting controls and financial strength; and

         (3) In addition to, and not in lieu of, any standard of care set forth in the Agreement that is applicable to an intermediary custodian appointed by the Custodian pursuant to the terms of the Agreement, any such intermediary custodian shall be obligated, pursuant to the terms of its agreement or other arrangement with the Custodian, at a minimum to exercise due care in accordance with reasonable commercial standards in discharging its duty as a securities intermediary to obtain and thereafter maintain financial assets, corresponding to the security entitlements of its entitlement holders (as defined in U.C.C. Section 8-102(a)(7) (2002)).

         This letter agreement shall constitute an addendum to the Agreement and, as such, a binding agreement between the Trust, on behalf of the Funds, and the Custodian in accordance with its terms. The terms of this letter agreement shall be effective as of March 28, 2003.

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                                       Sincerely,

                                       BROWN BROTHERS HARRIMAN & CO.

                                       By: /S/ Timothy J. Connelly
                                           --------------------------------
                                               Name: Timothy J. Connelly
                                               Title: Partner

The foregoing is hereby
accepted and agreed.

GMO TRUST, on behalf of the Funds

By: /S/ Elaine M. Hartnett
    ---------------------------------
        Name: Elaine M. Hartnett
        Title: Vice President and Secretary